EXHIBIT 99.1

TAOWEAVE EXPANDS INTO PHYSICAL AI WITH INVESTMENT IN MANAKO LABS AND NORTH AMERICAN COMMERCIALIZATION RIGHTS

Establishes TaoWeave’s First Operating Investment, Combining Equity Ownership, Commercialization Rights and Revenue Participation

DENVER, CO and LONDON, UK, June 1, 2026 — TaoWeave, Inc. (Nasdaq: TWAV) today announced its entry into the emerging Physical AI market through an investment in Manako Labs Ltd. and a preferred North American commercialization partnership.

The transaction marks TaoWeave’s first operating investment in artificial intelligence and expands TaoWeave’s strategy beyond digital asset treasury activities into enterprise AI deployment, commercialization, and recurring operating revenue.

Under the agreements, TaoWeave has invested $1 million in Manako and will earn revenue generated through licensing agreements.

“Our experience in the Bittensor ecosystem has given us a unique perspective on where artificial intelligence is creating real world value”, said Pete Holst, Chief Executive Officer of TaoWeave. “Physical AI is one of the most compelling opportunities emerging in artificial intelligence. As we spent time with the Manako team, it became clear that they had built something special. The quality of the team, strength of the platform, and the size of the opportunity made this a natural partnership for TaoWeave.”

As AI moves beyond digital workflows and into factories, warehouses, transportation networks, and other operational environments, organizations need systems that can build an accurate understanding of the physical world and translate that understanding into action.

Most organizations already possess extensive camera infrastructure across their operations. Yet, the majority of data generated by those systems remains unused. Manako converts this data into actionable intelligence used to monitor activity, identify emerging issues, and automate operational workflows using hardware already deployed across customer facilities.

Industry research estimates the Physical AI market was valued at approximately $82 billion in 2025 and could approach $1 trillion by 2033.

“TaoWeave understood very early that the future of AI extends beyond software and into real-world businesses,” said Max Sebti, Chief Executive Officer of Manako Labs. “That’s why Physical AI is becoming such an important part of enterprise AI. TaoWeave is an ideal commercialization partner to accelerate our expansion in North America, the world’s largest market for AI adoption.”

TaoWeave entered the Bittensor ecosystem to gain exposure to emerging AI technologies. The company subsequently identified a larger opportunity in owning, operating, and commercializing AI businesses. Manako operates Score (Subnet 44), one of the leading subnets within the Bittensor network. This investment marks TaoWeave’s first operating platform investment and the beginning of its expansion into AI commercialization.

Manako recently won first place at Start In Block, the flagship startup competition held during Paris Blockchain Week, where it was selected from more than 1,000 applicants worldwide.

In addition to commercialization rights and revenue participation, the agreement provides a pathway for TaoWeave to develop proprietary AI infrastructure within the broader Bittensor ecosystem. Together, these capabilities position the Company to participate in the creation, commercialization, and operation of Physical AI technologies as adoption accelerates across enterprise markets.

ABOUT TAOWEAVE

TaoWeave, Inc. (Nasdaq: TWAV) is building an artificial intelligence commercialization platform focused on identifying, investing in, and scaling emerging AI technologies. Through strategic investments, operating partnerships, and participation in the Bittensor ecosystem, TaoWeave seeks to accelerate adoption of next generation AI applications while creating long term shareholder value.

About Manako Labs Ltd.

Manako Labs is a Physical AI company building a Business World Model. The company’s platform transforms existing camera networks into a real-time understanding of operations. The platform enables organizations to detect issues, coordinate responses, and improve decision-making across industrial, logistics, retail, and infrastructure environments. Manako deploys on existing infrastructure and integrates with operational systems without requiring new hardware or specialist AI expertise.

Forward-Looking Statements and Risk Factors

This press release and any oral statements made regarding the subject of this release contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, that address activities that TaoWeave assumes, plans, expects, believes, intends, projects, estimates, or anticipates (and other similar expressions) will, should, or may occur in the future are forward-looking statements. TaoWeave’s actual results may differ materially from its expectations, estimates, and projections, and consequently, you should not rely on these forward-looking statements as predictions of future events. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include statements relating to TaoWeave’s commercialization partnership with Manako and anticipated revenue opportunities, customer adoption and the market opportunity of Physical AI technologies, and future development of proprietary AI infrastructure and participation in the Bittensor ecosystem. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events, and involve factors, risks, and uncertainties, including the volatility of market price for our securities, that may cause actual results in future periods to differ materially from such statements. Digital assets are highly volatile, and actual results may differ materially due to price fluctuations, regulatory changes, technological risks, or other factors described in the Company’s SEC filings. The Company’s concentration in TAO tokens represents significant market risk. A list and description of these and other risk factors can be found in the Company’s Annual Report on Form 10-K for the year ending December 31, 2025, the Company’s Form 10-Q filed on May 15, 2026, and in other filings made by the Company with the SEC from time to time. Any of these factors could cause TaoWeave’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, the Company can give no assurance that its future results will be as estimated. The Company does not intend to, and disclaims any obligation to, correct, update, or revise any information contained herein.

Investor Relations Contact

David Clark

investors@taoweave.com

(213) 683-8863 ext. 5

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